SEPARATION AGREEMENT AND GENERAL RELEASE
Asbury Automotive Group, Inc. (the “Company”), and Scott J. Krenz (“Employee”) have entered into this Separation Agreement and General Release (this “Agreement”) as of this 10th day of December, 2013 (the “Agreement Date”), which is the date of the last signature hereto. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.Voluntary Resignation and Separation from Employment.
(a)    Subject to any earlier termination of Employee’s employment for cause (as such term was used in the Employment Agreement (as defined below)), the Company will continue to employ Employee until March 31, 2014 (the “Separation Date”) in accordance with the terms and subject to the conditions set forth in this Agreement. As of 11:59 p.m. on December 31, 2013, Employee will resign his position as the Chief Financial Officer and accept the position of Senior Vice President of the Company. Effective January 1, 2014, the only position Employee will hold with the Company is that of Senior Vice President. From and after January 1, 2014, Employee’s base salary will be $36,666.66 per month subject to applicable withholding and Employee will perform duties as assigned to him by the Chief Executive Officer, including assisting with the transition of the role of Chief Financial Officer. Employee acknowledges that the job transfer does not affect his eligibility for an award of performance shares for the 2013 performance period (the “2013 Performance Shares”), and that the same eligibility requirements for such awards of performance shares and any other outstanding equity awards will continue to apply following the job transfer. Employee agrees that his continued employment and the significant financial benefit he would receive from his award of 2013 Performance Shares, his 2013 annual cash bonus and the continued vesting of his other outstanding equity awards, in each case as a result of his continued employment through the Separation Date, constitute adequate consideration for Employee’s obligations under this Agreement and the Supplemental Release of All Claims attached hereto as Exhibit B.
(b)    Employee’s Agreement with the Company, executed effective July 27, 2011, and attached hereto as Exhibit A (the “Employment Agreement”) is hereby immediately terminated, except that Sections 3, 4, 5, 6 and 7 will survive termination of the Employment Agreement. Employee hereby acknowledges and affirms that he is subject to, and has complied and will continue to comply with, the obligations under Sections 3, 4, 5, 6 and 7 of the Employment Agreement.
(c)    Subject to any earlier termination of Employee’s employment for cause (as such term was used in the Employment Agreement), effective as of 11:59 p.m. on March 31, 2014:
(i)    Employee’s employment with the Company and its subsidiaries and affiliates (the “Company Group”) will terminate as a result of his voluntary resignation and such resignation will be reflected in the personnel records of the Company;
(ii)    Employee’s salary and benefits from the Company Group will cease to accrue and Employee will no longer have any right to contribute to any employee benefit plans or programs of any member of the Company Group;

(iii)    Employee will resign all positions Employee held as an officer, director, manager or employee of, and relinquishes all titles and authorities with respect to, the Company Group, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by any member of the Company Group to effectuate or memorialize the resignation of such positions and relinquishment of such titles and authorities; and
(iv)    Employee’s resignation and separation on the Separation Date pursuant to Section 1(c) will be a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and official guidance issued thereunder (“Section 409A”).
2.    Payments and Other Consideration. If Employee (I) executes and does not revoke this Agreement during the revocation period described in Section 20, (II) continues to comply with the terms and conditions of this Agreement, and Sections 3, 4, 5, 6 and 7 of the Employment Agreement, and (III) within 30 days following the Separation Date, delivers to the Company a fully executed and effective copy of the Supplemental Release of All Claims attached hereto as Exhibit B, with all periods for revocation therein having expired, then:
(a)    Cash Bonus. The Company will pay Employee a prorated portion of his annual bonus under the Company’s Corporate Office Incentive Program (the “Bonus Plan”) for the year of the termination of his employment, equal to the amount of the bonus that Employee would have received under the Bonus Plan if Employee’s employment with the Company had not terminated during such year, multiplied by the percentage of such year that elapsed through the Separation Date. Such prorated bonus will be paid at such time as bonuses are paid under the Bonus Plan to the Company’s other participants thereunder whose employment was not terminated in such year.
(b)    Health and Dental Insurance. For the 12 months immediately following the Separation Date, Employee will be entitled to continue to participate at the same level of coverage and Employee contribution in any Company health and dental insurance plans, as may be amended from time to time, in which Employee was participating immediately prior to the Separation Date. Such participation will terminate 30 days after Employee has obtained other employment under which Employee is eligible for similar benefits. Employee agrees to notify the Company promptly upon obtaining such other employment. At the end of such 12-month period, Employee, at his option, may elect to obtain coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the terms and conditions of applicable law and the Company’s standard policy, provided, however, that the coverage period for purposes of the group health continuation requirements of COBRA will commence on the Separation Date, and will run concurrently immediately following the Separation Date.
In addition, while Employee remains employed by the Company, Employee will be entitled to receive his award of 2013 Performance Shares and will continue to vest in all of his outstanding equity awards in accordance with their respective terms and conditions. However, Employee hereby agrees that, in the event that Employee does not deliver a fully executed and effective copy of the Supplemental Release of All Claims attached hereto as Exhibit B within 30 days following the Separation Date, with all periods for revocation therein having expired, Employee will, on the 30th day following the Separation Date, return or repay to the Company the amount of value Employee realized as a result of any equity award vesting that occurred from or after January 1, 2014.
3.    General Release of Claims.
(a)    Release. In exchange for the payments and benefits set forth in Section 2 and the Company’s obligations set forth in Section 1, Employee and his affiliates, heirs, beneficiaries, personal representatives, agents, successors and assigns and their respective successors and assigns (collectively, the “Releasing Parties”), hereby forever knowingly, voluntarily, unconditionally and absolutely release, acquit, remise and discharge the Company Group, and each member of the Company Group’s past, present, and future officers, directors, managers, stockholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns, including all affiliated dealerships (collectively, the “Released Parties”), from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which a Releasing Party now has, has had, or may hereafter have against any of the Released Parties) (each a “Potential Claim”) from the beginning of time through the Agreement Date, including those directly or indirectly arising from, connected with, or in any way related to:
(i)    Employee’s employment by any member of the Company Group;
(ii)    Employee’s service as a director, officer, manager or employee, as the case may be, of any member of the Company Group;
(iii)    any transaction prior to the Agreement Date, including all effects, consequences, losses and damages relating thereto;
(iv)    any services provided by Employee to any Company Group member;
(v)    the Employment Agreement or any documents ancillary thereto; or
(vi)    Employee’s resignation and separation from employment with any member of the Company Group under any law, including the common law or any federal or state statute, including all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the False Claims Act, 31 U.S.C.A. § 3730, including any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), including all rights and claims under the ADEA, the Older Workers’ Benefit Protection Act of 1990, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, Georgia Equal Employment of Persons with Disabilities Code, Georgia Sex Discrimination in Employment Act, Georgia Wage Payment Act, Georgia Fair Employment Practices Act of 1978, the Georgia Code of Ordinances, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any public policy, contract, tort, or common law or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters

(the Potential Claims from the beginning of time through the Agreement Date, including those set forth in clauses (i) through (vi), the “Released Matters”), except that the Released Matters do not include any Potential Claims directly arising from: (w) this Agreement, (x) any claims to the extent that such claims cannot be waived under law, including the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) (except that Employee is expressly waiving any claim for monetary damages, recovery or relief should the EEOC or any other agency or commission pursue any such claims on Employee’s behalf) and any claims under the ADEA that may arise after the Agreement Date, (y) indemnification under applicable law or the Company’s charter or bylaws and any related insurance coverage or (z) any accrued and vested compensation or benefits, whether under any tax-qualified retirement plans or otherwise.
(b)    No Transfer of Potential Claims. Employee represents and warrants to the Released Parties that neither Employee nor any Releasing Party has made an assignment or transfer of any of the Potential Claims for any Released Matter.
(c)    Release Not Considered an Admission. Employee acknowledges and agrees that neither this Agreement nor the furnishing of the consideration under this Agreement, including for the release given under this Section 3, will be deemed or construed at any time to be an admission by Employee or any Released Party of any liability or improper or unlawful conduct of any kind.
(d)    Waiver of Unknown Claims. With respect to any and all Potential Claims for any Released Matter, Employee expressly waives and relinquishes, and the other Releasing Parties will be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by any law of any other jurisdiction or principle of common law that provides that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releaser executes the release. Employee acknowledges that the inclusion of such unknown Potential Claims herein was separately bargained for and was a key element of this Section 3. Employee acknowledges, and the other Releasing Parties will be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims herein released and agree that all such unknown Potential Claims are nonetheless released and that this Section 3 will remain effective in all respects even if such different or additional facts are subsequently discovered.
(e)    Sufficiency of Consideration. Employee acknowledges and agrees that the Company’s obligations under Sections 1 and 2, and the other covenants of the Company herein, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 3.
(f)    Basis of Defense; Attorneys’ Fees. This Section 3 may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of this Section 3. In the event any Potential Claim is brought or maintained by Employee or any Releasing Party against any Released Party in violation of this Section 3, Employee will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

4.    Affirmations. Employee affirms that he (a) has not filed or caused to be filed, and is not presently a party to any claim, grievance, complaint, charge, or action against any member of the Company Group in any forum or form, (b) has no known workplace injuries or occupational diseases, and (c) has been provided and has not been denied any leave requested under the Family and Medical Leave Act.
5.    Non-Disparagement. Employee will not, at any time, take any action or make any public statement, including statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, any member of the Company Group, or any of their respective officers, directors, managers, stockholders, members, creditors, affiliates, employees, successors, assigns, business services, products or dealerships, except that nothing herein will restrict Employee from making truthful statements that are required by applicable law or by order of any court of competent jurisdiction.
6.    Cooperation.
(a)    Compliance and Internal Investigations Employee has given the Company written notice of any and all concerns he may have regarding suspected ethical or compliance issues or violations on the part of the Company or any other Released Party with respect to the Company Group. Employee will cooperate and assist the Company, its stockholders or any other member of the Company Group with any compliance or other matters related to the Company or the other Released Parties with respect to the Company Group, including any internal investigation or audit.
(b)    Third Party Proceedings. Employee will not voluntarily appear in any action or proceeding brought by a third party that is known to him to be adverse to any member of the Company Group, unless required by law and, if so required, Employee will promptly notify the Company of such appearance.
7.    Further Assurances. From and after the Agreement Date, at the request of the Company, Employee will execute and deliver to any member of the Company Group, as applicable, such instruments and other documents as the Company may reasonably request in connection with this Agreement or the transactions contemplated hereby.
8.    Injunctive Relief. The obligations of Employee under, and the subject matter of, this Agreement are unique. If Employee fails to perform or otherwise breaches any of its warranties, covenants or other agreements hereunder, Employee acknowledges that it would be extremely impracticable to measure the resulting damages and that the Company or any other Releasing Parties would be irreparably damaged by any such breach. Accordingly, the Company Group, in addition to any other available rights or remedies that may be available at law or in equity, will be entitled to, and may sue in equity for, an injunction or injunctions to prevent breaches of, and specific performance with respect to the obligations of Employee under, this Agreement. Employee expressly waives the defense that a remedy in damages will be adequate and any requirement to post bond or provide similar security in connection with actions or proceedings instituted for injunctive relief or specific performance of this Agreement.

9.    Survival. The representations, warranties, covenants, and other agreements in this Agreement survive the execution hereof and will survive the expiration and termination of this Agreement.
10.    Expenses; Attorneys’ Fees. Each party will pay its own expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. If either party brings an action or proceeding to enforce, interpret or construe this Agreement, the prevailing party in such action or proceeding will be entitled to recover their reasonable attorneys’ fees and costs related to such action or proceeding from the other party.
11.    Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery or next business day courier to the affected party at the address set forth below or at such other address as such party may have provided to the other party in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged) and the first business day after timely delivery to the courier (if sent by next business day courier specifying next business day delivery).

To the Company:
Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, GA  30097
Attention: Joseph G. Parham, Jr., Vice President and Chief Human Resources Officer
With a copy to:
Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, GA  30097
Attention: George A. Villasana, Vice President and General Counsel
To Employee:
Scott J. Krenz, at Employee’s most recent address as set forth in the Company’s employment records
12.    Amendment; Waiver. No supplement, modification or amendment of this Agreement will be binding unless signed in writing by the parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless signed in writing by the party making the waiver.
13.    Binding Effect; Assignment. This Agreement will inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. This Agreement is not assignable by either party without the prior written consent of the other, except that the Company may, without prior written consent of Employee, assign this Agreement to (x) any of its affiliates or (y) an assignee of all or substantially all of the business or assets of the Company.
14.    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws (and not the choice of law principles) of the State of Georgia.
15.    Jurisdiction; Venue. The parties consent to the exclusive jurisdiction of all state and federal courts located in Atlanta, Georgia, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described in this Section 15, and agrees that it will not seek in any manner to resolve any dispute other than as set forth in this Section 15 and (b) any and all objections that it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, the parties consent to the service of process by personal service or any manner in which notices may be delivered hereunder.
16.    Entire Agreement. This Agreement, the Supplemental Release of all Claims attached hereto as Exhibit B and the terms surviving termination of the Employment Agreement set forth the entire agreement between the parties and supersede any other prior agreements or understandings between the parties concerning the subject matter of this Agreement. Each party acknowledges that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.
17.    Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to the other party or circumstance, and the application of the remainder of this Agreement will not be affected thereby. If the general release in Section 3 or any part thereof or the Supplemental Release of All Claims attached hereto as Exhibit B or any part thereof is adjudged invalid or unenforceable, Employee and the Company will execute a valid release of all Potential Claims for all Released Matters (as defined in the applicable release) as an amendment hereto or thereto, without the need for additional consideration.
18.    Construction and Interpretation.
(a)    Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(b)    Interpretation. Unless the context clearly indicates otherwise: (i) each definition includes the singular and the plural, (ii) each reference to any gender includes the masculine,

feminine and neuter where appropriate, (iii) the words “include” and “including” and variations thereof are not terms of limitation, but rather are deemed followed by the words “without limitation,” (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement in its entirety and not solely to any particular provision of this Agreement, (v) each reference in this Agreement to a particular Section or Exhibit means an Section of, or an Exhibit to, this Agreement, (vi) any reference to laws or statutes also refers to all rules and regulations promulgated thereunder and (vii) any definition of or reference to any agreement, instrument, document, law, statute or regulation will refer to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified.
(c)    Headings. The headings contained in this Agreement are included only for purposes of convenience and will not affect the meaning, interpretation or construction of this Agreement.
19.    Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. For purposes of Section 409A, any payments or benefits provided under this Agreement will be separate payments and not one of a series of payments. Additionally, the following rules will apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
20.    Revocation. Employee acknowledges and agrees that he has been given 21 calendar days to consider the terms of this Agreement (unless the offer to enter into this Agreement is revoked by the Company prior to acceptance by Employee), although Employee may sign this Agreement sooner (and by doing so, Employee waives any portion of the remaining 21-day consideration period). Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 calendar day consideration period. Employee will have seven calendar days from the date on which Employee signs this Agreement to revoke Employee’s consent to the terms of this Agreement. Such revocation must be in writing and timely delivered to the Company in person or by next day courier in accordance with the requirements of Section 11. For the revocation to be effective, notice of such revocation must be received within such seven calendar days referenced above. In the event of such revocation by Employee, this Agreement will not become effective and Employee will not have any rights under this Agreement. If Employee does not revoke this Agreement within such seven-day period, this Agreement will, on the eighth calendar day after the Agreement Date, become and will be deemed effective as of the Agreement Date.
21.    Consultation with Attorney; Voluntary Agreement. Employee acknowledges that (a) the Company has advised Employee of Employee’s right to consult with an attorney of Employee’s own choosing prior to executing this Agreement, and Employee has so consulted an attorney, (b)

Employee has carefully read and fully understands all of the provisions of this Agreement, (c) Employee is entering into this Agreement, including the release set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) in exchange for Employee’s release and waiver of claims under the ADEA pursuant to Section 3, Employee is receiving consideration in addition to anything of value to which he was already entitled, as required by 29 U.S.C. § 626(f)(1)(D).
22.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or email will be deemed originals for purposes of this Agreement.
23.    Sealed Instrument. The parties acknowledge and agree that it is their intent that this Agreement is, and will be treated and construed as, a sealed instrument for all purposes of Georgia law, including the statute of limitations applicable to sealed instruments.

[SIGNATURES ON FOLLOWING PAGE]

The parties have executed this Agreement as of the Agreement Date.

COMPANY: ASBURY AUTOMOTIVE GROUP, INC. By: /s/ Joseph G. Parham Jr. (SEAL) Name: Joseph G. Parham, Jr. Title: Vice President and Chief Human Resources Officer
EMPLOYEE: /s/ Scott J. Krenz (SEAL) Scott J. Krenz, an individual